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                                                                EXHIBIT 99.B5(b)



                               ADVISORY CONTRACT

                        VARIABLE INSURANCE PRODUCT TRUST
                               111 Center Street
                          Little Rock, Arkansas  72201


                                                               March 31, 1994


Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, California  94163

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") on behalf of the Funds listed in Appendix A (each, a "Fund") and Wells Fargo Bank, N.A. (the "Adviser") as follows:

     1. The Trust is a registered open-end management investment company currently consisting of four investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Funds"). The Trust proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Trust's currently effective prospectus and the currently effective statement of additional information incorporated by reference therein relating to the Fund and the Trust (such prospectus and such statement of additional information being collectively referred to as the "Prospectus") included in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

     2. The Trust is engaging the Adviser to manage the investing and reinvesting of the assets of the Fund and to provide the advisory services specified elsewhere in this contract, subject to the overall supervision of the Board of Trustees of the Trust. Pursuant to an administration agreement between the Trust and Stephens Inc. (the "Administrator") on behalf of the Fund, the Trust has engaged the Administrator to provide the administrative services specified therein.

     3. (a) The Adviser shall make investments for the account of the Fund in accordance with the Adviser's best judgment and consistent with the investment objective and restrictions set forth in the Trust's Prospectus, the Act and the provisions of the Internal Revenue Code relating to regulated investment companies and variable annuity contracts, subject to policy decisions adopted by the Trust's Board of Trustees. The Adviser shall advise the Trust's officers and Board of Trustees, at such times as the Trust's Board of Trustees may specify, of investments made for the Fund and shall, when requested by the Trust's officers or Board of Trustees, supply the reasons for making particular investments.

     (b) The Adviser shall provide to the Trust investment guidance and policy direction in connection with its daily management of the Fund's portfolio, including oral and written research, analysis, advice, statistical and economic data and information and judgments, and shall furnish to the Trust's Board of Trustees periodic reports on the investment strategy and performance of the Fund and such additional reports and information as the Trust's Board of Trustees and officers shall reasonably request.



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     (c) The Adviser shall pay the costs of printing and distributing all materials relating to the Fund prepared by it, or prepared at its request, other than such costs relating to proxy statements, prospectuses, reports for holders of beneficial interests ("Interests") of the Fund ("Holders") and other materials distributed to existing or prospective Holders on behalf of the Fund.

     (d) The Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

     4. Except as provided in each of the Trust's advisory contracts and administration agreements, the Trust shall bear all costs of its operations, including the compensation of its trustees who are not affiliated with the Adviser, the Administrator or any of their affiliates; advisory and administration fees; governmental fees; interest charges; taxes; fees and expenses of its independent accountants, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming Interests; expenses of preparing and printing Interest certificates, prospectuses (except the expense of printing and mailing prospectuses used for promotional purposes), Holders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of trustees, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per Interest of the Fund; expenses of Holders' meetings; expenses relating to the issuance, registration and qualification of Interests of the Fund; pricing services, if any; organizational expenses; and any extraordinary expenses. Expenses attributable to one or more, but not all, of the Funds are charged against the assets of the relevant Funds. General expenses of the Funds are allocated among the Funds in a manner proportionate to the net assets of each Fund, on a transactional basis or on such other basis as the Board of Trustees deems equitable.

     5. The Adviser shall give the Trust the benefit of the Adviser's best judgment and efforts in rendering services under this contract. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its Holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

     6. In consideration of the services to be rendered by the Adviser under this contract, the Trust shall pay the Adviser a monthly fee on the first business day of each month, at the annual rate, listed in Appendix B, of the average daily value (as determined on each day that such value is determined for the Fund at the time set forth in the Prospectus for determining net asset value per Interest) of the Fund's net assets during the preceding month. If the fee payable to the Adviser pursuant to this paragraph 6 begins to accrue before the end of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Trust's Declaration of Trust for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of Fund Interests.

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     7. If in any fiscal year the total expenses of the Fund incurred by, or allocated to, the Fund excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles and extraordinary expenses of the Fund, but including the fees provided for in paragraph 6 and those provided for pursuant to the Fund's Administration Agreement ("includible expenses"), exceed the most restrictive expense limitation applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall waive or reimburse that portion of the excess derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this agreement is calculated under paragraph 6 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to the fee payable pursuant to the Fund's Administration Agreement is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this agreement and/or the Fund's Administration Agreement contributing to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of the Trust's fiscal year, the Trust shall review the includible expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includible expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includible expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year with respect to the Fund, the monthly fee set forth in paragraph 6 payable to the Adviser for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includible expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph 7. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of the Fund's net assets shall be computed in the manner specified in the last sentence of paragraph 6, and any reimbursements required to be made by the Adviser shall be made once a year promptly after the end of the Trust's fiscal year.

     8. This contract shall become effective on its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser, at any time after the second anniversary of the effective date of this contract, on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

     9. Except to the extent necessary to perform the Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.


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     10. This agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this agreement shall only be binding upon the assets and property of the relevant Fund, as provided for in the Trust's Agreement and Declaration of Trust, and shall not be binding upon any trustee, officer or shareholder of the Trust or Fund individually.

     11. The Trust shall own and control all records generated on behalf of the Trust as a result of services provided under this contract. In addition, the Trust shall have the right to inspect, audit, and/or copy all records pertaining to the performance of services under this contract.

     12. This contract shall be governed by and construed in accordance with the laws of the State of California.

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                          Very truly yours,


                          VARIABLE INSURANCE PRODUCT TRUST

                          By:  /s/Richard H. Blank, Jr.
                               ------------------------
                          Name:  Richard H. Blank, Jr.
                                 ---------------------
                          Title:  Chief Operating Officer
                                  -----------------------
ACCEPTED as of the date
set forth above:

WELLS FARGO BANK, N.A.

By:  /s/Henry J. Cavigli, Jr.
     ------------------------
Name:   Henry J. Cavigli
        ----------------
Title:  Vice President
        --------------

By:  /s/M.J. Niedermeyer
     -------------------
Name:  Michael J. Niedermeyer
       ----------------------
Title:  Senior Vice President
        ---------------------


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                                   APPENDIX A

                     VARIABLE INSURANCE PRODUCT TRUST FUNDS


                             Growth and Income Fund

                               Money Market Fund




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                                   APPENDIX B

                        INVESTMENT ADVISORY FEE SCHEDULE



Fund                        Advisory Fee Rate
----                        (as annualized %
                            of average net assets
                            ---------------------

Growth and Income Fund              0.60%
Money Market Fund                   0.45%